                                                                   EXHIBIT 10.6


                          PURCHASE AND SALE AGREEMENT
                             (Remington Apartments)


         This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the ________ day of April, 1996.

         1.      Parties.  The parties to this Agreement are as follows:

         Walden Residential Properties, Inc., a Maryland corporation, maintaining its principal office at One Lincoln Center, 5400 LBJ Freeway, Suite 400, Dallas, Texas 75240.

         IBEX REMINGTON CORP., maintaining offices at c/o IBEX Capital Group, 2333 Ponce de Leon Boulevard, Suite 650, Coral Gables, Florida 33134.

         2. Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth in this Paragraph:

                 (a) Additional Earnest Money: An amount equal to $50,000 in cash, together with all earnings (if any) thereon.

                 (b) Agencies: All governmental agencies having jurisdiction over the construction, zoning and operation of the Property.

                 (c) Applicable Environmental Laws: Any and all applicable laws pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986 ("SARA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Texas Water Code, the Texas Solid Waste Disposal Act, and the Texas Toxic Substances Control Act ("TSCA"), as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Property, whether local, state or federal, pertaining to environmental regulation, contamination, cleanup or disclosure, as now existing and/or as hereafter amended.

                 (d) Appurtenant Interests: All of the Seller's interest in and to the appurtenances to the Land and in and to all streets, alley and other public ways adjacent thereto.

                 (e) Closing: The consummation of the transfer of title to the Property as contemplated hereunder and payment of the consideration thereof in the manner provided at Paragraph 8 hereof.

                 (f) Current Rent Roll: The current schedule attached hereto as Exhibit

G, dated not more than thirty (30) days prior to the Effective Date, setting forth, as of the date hereof, the Tenant Leases.

                 (g) Earnest Money Deposit: The Initial Deposit together with the Additional Earnest Money.

                 (h) Effective Date: The date upon which this Agreement, executed by both Purchaser and Seller, shall have been delivered to Title Insurer together with the Initial Deposit.

                 (i) Excluded Personal Property: The tangible personal property listed at Exhibit F hereto.

                 (j) Existing Indebtedness: All indebtedness currently outstanding and secured by, or related to, the Property, all as more particularly described on Schedule IV attached hereto and incorporated herein by reference for all purposes.

                 (k) Existing Lender(s): Whether one or more, the holder(s) of the Existing Indebtedness.

                 (l) Existing Lender Estoppel Letter(s): Whether one or more, the executed letters obtained from the Existing Lender(s) in form and content reasonably acceptable to Purchaser, including verification of the absence of defaults under the Existing Indebtedness, the amount required to be paid at Closing (including penalties and interest), and that the Existing Lender will accept such payment in full satisfaction of the Existing Indebtedness.

                 (m) Feasibility Period: The period commencing with the delivery to Purchaser of the documents and other items listed in Schedule I attached hereto and incorporated herein by reference, and ending on the forty-fifth (45th) day thereafter.

                 (n) Hazardous Materials: Any toxic materials, hazardous waste or hazardous substance as these terms are defined in the Applicable Environmental Laws.

                 (o) Improvements: All of the buildings, fixtures and improvements located on the Land, together with all mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment and air conditioning fixtures, systems and equipment installed in, belonging to or constructed as components of the Improvements.

                 (p) Included Personal Property: All tangible personal property listed at Exhibit E hereto, together with, for each apartment unit comprising the Improvements, whether or not thus listed, all existing (or replacements thereof as required under the terms





PURCHASE AND SALE AGREEMENT                                             PAGE 2
of this Agreement) carpeting, window coverings, ranges, ovens, dishwashers, ceiling fan(s), bookshelves, range hoods, refrigerators, heating units, air conditioning units, sinks and garbage disposals, and washers and dryers, the same to be in the same condition at Closing as existed at the expiration of the Feasibility Period, normal wear and tear excepted or as otherwise provided under the terms of this Agreement, and all other furniture, fixtures, equipment, machinery, supplies and other tangible personal property and all leases of tangible personal property located on the Land and Improvements and belonging to the Seller and used in the normal operation and maintenance of the Land and Improvements.

                 (q) Initial Deposit: An amount equal to $50,000 in cash, to be delivered by Purchaser to Title Company on or before the Effective Date, together with all earnings (if any) thereon.

                 (r) Land: The land more particularly described at Exhibit A.

                 (s)      Intentionally Deleted.

                 (t) Material Damage: Damage to the Property of a nature such that the cost of restoring the Improvements located on Property to its condition prior to the fire or other casualty, as mutually agreed by the Seller and Purchaser or as otherwise determined in accordance with this Agreement, (but in full compliance with all then applicable building, health, zoning, and similar laws, ordinances, and regulations) will exceed an amount equal to two percent (2%) of the Purchase Price, whether or not such damage is covered by insurance.

                 (u)      Intentionally Deleted.

                 (v) Owner Policy: An Owner Policy of Title Insurance issued by the Title Insurer in the standard form promulgated by the Texas State Board of Insurance, as modified pursuant to Paragraph 6(d) hereof.

                 (w) Permitted Title Exceptions: Any items to which Purchaser does not object within the time period provided in Paragraph 6(c) hereof or which Purchaser approves as otherwise provided in this Agreement.

                 (x) Plans and Specifications: The plans and specifications, if any, with respect to the Property.

                 (y) Property: The parcel of real property to be purchased and sold pursuant to this Agreement and comprised of the Land, Improvements, Included Personal Property, Appurtenant Interests, Tenant Leases and all other property described in Paragraph 4 hereof.





PURCHASE AND SALE AGREEMENT                                             PAGE 3

                 (z) Proration Date: 12:01 a.m., Central Daylight Time, on the date immediately preceding the date of Closing or such other date as shall be specified in Paragraph 9 hereof.

                 (aa) Purchase Price: The total consideration to be paid by Purchaser for the Property as set forth in Paragraph 5 hereof.

                 (bb) Purchaser: Walden Residential Properties, Inc., a Maryland corporation, together with any designee thereof described in Paragraph 21 hereof.

                 (cc) Rent Roll: Collectively, the Current Rent Roll and the Revised Rent Roll, or either of them as of the context may required.

                 (dd) Revised Rent Roll: A revision of the Current Rent Roll dated not earlier than five (5) days prior to Closing.

                 (ee)     Seller: IBEX Remington Corp.

                 (ff) Seller's Knowledge, Seller's Actual Knowledge, to the Best of Seller's Knowledge. The current, actual knowledge of Jose F. Rosado, Elmer Tague and Deborah Bruckner, without independent inquiry or investigation.

                 (gg) Service Contracts: All service or maintenance contracts relating to the Property as described at Exhibit K hereto.

                 (hh) Street Rents: The rents for space in the Property being offered to the public as of the date of this Agreement.

                 (ii)     Intentionally Deleted

                 (jj) Survey: With respect to the Property, an on-the-ground survey of the Land and Improvements prepared by a qualified, registered public surveyor selected by Seller and reasonably acceptable to Purchaser and the Title Insurer (and Purchaser hereby acknowledges that the Surveyor described in Schedule II attached hereto is acceptable to Purchaser)
(i) containing a field note description of the Land which (A) establishes a beginning point by reference to a permanent monument, (B) states the distances, bearing and angles of all sides or boundaries of the Land, (C) if appropriate, states the length of arc, central angle and radius of circle for arc, central angle and radius of circle for arc and chord distance and bearing of all curving sides or boundaries of the Land, (D) establishes a single perimeter description, and (E) references all abutting or encroaching streets, roadways and fence lines, including a statement of width, (ii) noting, by plat, the size and location of all Improvements and other physical conditions affecting the Property, (iii) noting, by plat, the size and location of all abutting or encroaching





PURCHASE AND SALE AGREEMENT                                             PAGE 4
streets, roadways and fence lines, (iv) noting, by plat, the size and location of all encroachments or protrusions, (v) noting, by plat, the size, location and recording data of all easements, ditches, rights-of-way, setback lines, curb cuts and similar matters, (vi) locating any portion of the Land or Improvements determined to be flood prone or within the 100-year flood plain under the Flood Disaster Protection Act of 1973 or otherwise determined to be flood prone or within the flood plain by the Federal Emergency Management Agency, the United States Army Corps of Engineers, a unit or department of the United States, the engineer preparing the Survey, or any other state or federal agency, (vii) certifying the number of acres of land in the Land, both as to total acreage and as to net acreage, (viii) certified by the surveyor as conforming to the current Texas Surveyor's Association Standards and Specifications for a Category 1A Condition II Survey, (ix) being dated or recertified as of a date not earlier than the Effective Date, and (x) containing a certificate substantially in the form attached hereto as Exhibit C.

                 (kk) Tenant Leases: The lease agreements relating to the Land and Improvements and existing at Closing.

                 (ll) Title Commitment: A Commitment for Title Insurance issued by the Title Insurer in the standard form promulgated by the Texas State Board of Insurance.

                 (mm) Title Insurer: Chicago Title Insurance Company, or other title insurance company acceptable to Purchaser in its sole discretion, acting through its agent, Safeco Land Title of Dallas, 1201 Elm Street, Suite 5220, Dallas, Texas 75270, Attn: L. Lamar Tims.

         3. Agreement of Purchase and Sale. Subject to the terms and conditions thereof and for the consideration of One Hundred and No/100 Dollars ($100.00) paid to Seller by Purchaser on the Effective Date, the receipt and sufficiency of which hereby is acknowledged and which sum is nonrefundable to Purchaser and in no event shall be applied against the Purchase Price and for the Purchase Price set forth at Paragraph 5, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, the Property, all as more particularly described at Schedule III attached hereto and incorporated herein by reference.

         4. Property to be Sold. The Property to be purchased hereunder by Purchaser shall be comprised of (i) the Land, (ii) the Improvements, (iii) all Included Personal Property, but not the Excluded Personal Property, (iv) the Appurtenant Interests, (v) the Tenant Leases, and (vi) all of Seller's right, title and interest, if any, in and to (A) warranties covering the Included Personal Property and the Improvements, (B) the trademarks or tradenames set forth on Schedule III attached hereto and incorporated herein by reference for all purposes; (C) the Service Contracts (to the extent assignable and not terminated as provided elsewhere in this Agreement) and (D) all licenses, permits, approvals and other intangible property rights relating to the Property.





PURCHASE AND SALE AGREEMENT                                             PAGE 5

         5.      Purchase Price.

                 (a) Purchase Price. Subject to the adjustments provided in subparagraphs (b) and (c) below and elsewhere in this Agreement, the Purchase Price shall be FOUR MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($4,800,000), payable as follows:

                          (i)     Earnest Money Deposit.  $100,000, payable by
delivery of the Earnest Money Deposit to the Title Insurer in accordance with this Agreement; and

                          (ii)    Cash at Closing.  $4,800,000, payable in cash
at Closing, less (A) the amount of the Existing Indebtedness and (B) any sum paid Seller at Closing from the Earnest Money Deposit; and

                          (iii)   Intentionally Deleted.

                          (iv)    Intentionally Deleted.

                 (b) Occupancy Reserve. In the event that this Agreement is not otherwise terminated previously, the Title Insurer shall withhold from proceeds to Seller at Closing an amount ("Reserve") equal to difference between $76,275 ("Guaranteed Revenue") and the actual monthly gross rental for the Property established by certified rent roll on the date ("Estimation Date") which is thirty (30) days prior to the Closing Date ("Estimated Revenue") multiplied by six (6). (e.g., Reserve = [Guaranteed Revenue-Estimated Revenue] x 6). Purchaser shall deposit the Reserve in an interest-bearing escrow account ("Reserve Account") held by Title Insurer or such other independent party as the parties may mutually select for the six (6) month period ("Reserve Period") following the Closing Date. During the Reserve Period, Purchaser shall have the right to draw from the Reserve Account on a monthly basis an amount equal to the shortfall between the Guaranteed Revenue and the actual rental revenue for the Property for the applicable month pursuant to an Escrow Agreement in form and content to be agreed upon by the parties with in fifteen
(15) days following the Effective Date. At the expiration of the Reserve Period, Title Insurer shall deliver to Seller the remaining balance of the
Reserve Account.   For purposes of this paragraph, the term "actual monthly
gross rental" shall mean the aggregate of the monthly rental amount established in the Leases as reflected on the Rent Roll in effect on the Estimation Date. Such amount shall not be reduced by rent abatement or prepayment of rent under such Leases.

                 (c) Additional Consideration. In the event that this Agreement is not terminated previously, if the Estimated Revenue exceeds the Guaranteed Revenue ("Surplus") as of the Closing Date, Purchaser shall deliver to Seller at Closing an amount equal to the Surplus multiplied by 12 multiplied by a factor of 7.5 (e.g., [Surplus x 12] x 7.5) (the "Additional Consideration"), the product of which shall not exceed $228,780.





PURCHASE AND SALE AGREEMENT                                             PAGE 6

         6.      Evidence of Title.

                 (a) Title Commitment. Within twenty (20) days from and after the Effective Date, Seller, at Seller's sole expense, shall order and deliver, or cause to be delivered, to Purchaser or Purchaser's attorney, a current Title Commitment from the Title Insurer covering the Property, in the amount of the Purchase Price covering the Land and Improvements located on the Property. The Title Commitment shall be issued as of or subsequent to the Effective Date and shall include good, legible copies of all documents constituting exceptions to the Seller's title as reflected in the Title Commitment. The Title Commitment shall reflect good and indefeasible fee simple title vested in the Seller.

                 (b) Survey. Within thirty (30) days from the Effective Date, Seller, at Seller's sole expense, shall order and deliver, or shall cause to be delivered, to Purchaser or Purchaser's attorney, the Survey of the Land and Improvements. The Survey shall be sufficient to permit the Title Insurer to modify the standard printed exception in the Owner Policy pertaining to discrepancies, conflicts, shortages in area or boundary lines, encroachments, overlapping of improvements or similar matters, as provided below.

                 (c) Review. Purchaser shall have through and including the expiration of the Feasibility Period in which to review the Title Commitment, Survey and exception documents and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Any items to which Purchaser does not object to prior to the expiration of the Feasibility Period or which Purchaser accepts as otherwise provided herein shall be Permitted Title Exceptions. Seller may, at its sole discretion, elect to attempt to cure any of Purchaser's title and survey objections. If Seller so elects, Seller shall have a period of thirty (30) days from and after receipt of Purchaser's written objections within which to attempt to cure same. In the event that Seller fails or refuses to cure such objections within such thirty (30) day period, Purchaser shall have the right to terminate this Agreement and receive an immediate return of the Earnest Money Deposit or proceed to Closing subject to such objections which shall be deemed waived and shall become Permitted Title Exceptions.

                 (d) Owner Policy. At Closing, the special warranty deeds to the Land and Improvements referred to in Subparagraph 8(b)(i) hereof shall be recorded, and Seller shall furnish or cause to be furnished to Purchaser, at Seller's sole expense, the Owner Policy covering the Property, insuring good and indefeasible fee simple title to be vested in Purchaser and insuring Purchaser's title to the Property in an amount equal to the Purchase Price for the Property, subject only to the Permitted Title Exceptions and the standard printed exceptions, except that:

                          (i)     the exception relating to restrictions
against the Property shall be endorsed by Title Insurer to read "None of record" except for such restrictions as may be included in the Permitted Title Exceptions;





PURCHASE AND SALE AGREEMENT                                             PAGE 7

                          (ii)    the exception relating to discrepancies,
conflicts, shortages in area, boundaries, encroachments, or overlaps shall be modified, at Purchaser's sole cost and expense, by deleting such exception, save any shortages in area; and

                          (iii)   the exception relating to ad valorem taxes
shall except only to taxes owing for the current year of Closing and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable.

         If Title Insurer is unable or unwilling to provide the Title Policy at Closing, Purchaser shall accept in lieu thereof an endorsement to the Title Commitment confirming that all requirements for issuance of the Title Policy in the form required by this Agreement have been satisfied.

                 (e) Evidence of Reinsurance. In the event that the capital and surplus of the Title Insurer, as reflected on its most recent annual statement, are less than $30,000,000, Seller also shall deliver to Purchaser at Closing evidence reasonably satisfactory to Purchaser to the effect that a title insurance company having capital and surplus of more than said sum has reinsured all liabilities of the Title Insurer under the aforesaid policies.

                 (f) Remedies of Purchaser. If Seller is unable to furnish Purchaser the Title Commitment pursuant to Subparagraph 6(a) or the Owner Policy in the manner provided at Subparagraph 6(d), then, at Purchaser's sole discretion, Purchaser may cancel this Agreement and shall have the right to the return of the Earnest Money Deposit, and the parties shall have no further obligation to each other, except as is expressly provided in Subparagraph 16(c). Seller shall have no liability for its inability to deliver the Title Commitment or Owner Policy.

                 (g) Uniform Commercial Code Search. Seller also shall deliver at Closing, at Seller's cost and expense, Uniform Commercial Code financing statement searches covering Seller and any general partner of Seller for the state constituting the situs of the Property and the county in which the Property is located showing that all of the Included Personal Property is free and clear of all liens and encumbrances other than the Permitted Title Exceptions and also shall deliver copies of receipts showing payment of all taxes levied and payable on the Property.

         7. Covenants, Representations and Warranties of Seller. Seller and Purchaser agree that, except as expressly provided herein, the Property is being conveyed to Purchaser in "AS IS" condition, without representation or warranty by Seller. Notwithstanding the foregoing, as an inducement to Purchaser to enter into and perform this Agreement, Seller represents and warrants to, and covenants with, Purchaser, as of the date of this Agreement and thereafter in accordance with Paragraph 7(w) as follows:





PURCHASE AND SALE AGREEMENT                                             PAGE 8

                 (a) Legal and Beneficial Title. Seller is the sole person holding good and indefeasible fee simple title to the Property, free and clear of all liens and encumbrances except as set forth in the Title Commitment.

                 (b) Due Authorization and Execution and Validity, Binding Effect and Enforceability. This Agreement has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms against, Seller.

                 (c) The Rent Roll. Attached hereto as Exhibit G is the Current Rent Roll. Not earlier than five (5) days prior to Closing, Seller shall deliver a Revised Rent Roll to Purchaser, certified by Seller in writing as true and correct. The Revised Rent Roll shall set forth the following:

                          (i)     the name of each tenant;

                          (ii)    the lease commencement and expiration dates;
the nature of any renewal options;

                          (iii)   the amount of any security deposits;

                          (iv)    a list of vacant apartment units;

                          (v)     the size and type of each vacant unit; and

                          (vi)    the amount and description of any concessions
and any rights of first refusal.

                 (d) Representations as to Rent Roll. Except as expressly set forth in the Rent Roll:

                          (i)     All of the information contained on the Rent
Roll is true, correct and complete as of its date, in all material respects.

                          (ii)    No rent under any Tenant Lease has been, or
prior to Closing will be, prepaid for a period in excess of thirty (30) days.

                          (iii)   No tenant has any right of first refusal or
option with respect to the leasing of any portion of the Property.

                          (iv)    No one, including any tenant, has any option
or right of first





PURCHASE AND SALE AGREEMENT                                             PAGE 9
refusal to purchase the Property or any part thereof.

                          (v)     To the best of Seller's knowledge, there are
no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof, except as set forth in a Rent Roll or at Exhibit K.

                          (vi)    All of the present Tenant Leases for rental
space in the Improvements are in writing, on a standard form (which form is attached hereto as Exhibit N) and, to the best of Seller's knowledge, are (A) in full force and effect and (B) valid and binding agreements of, and fully enforceable in accordance with their terms against, the tenants, and (C) duly executed by all parties.

                          (vii)   The Tenant Leases will not be amended in any
way after the date hereof, other than in the ordinary course of business, without the prior, written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser, unless it otherwise shall advise Seller in writing within five (5) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

                          (viii)  To Seller's knowledge, except as stated in
the Rent Roll, there are no uncured defaults on the part of any party to any of the Tenant Leases, and Seller is in material compliance with all of lessor's obligations thereunder.

                          (ix)    None of the rentals due or to become due
under the Tenant Leases will be assigned, encumbered, or subject to any liens at the Closing other than the Permitted Title Exceptions.

                          (x)     Except as set forth at Exhibit G, at the time
of Closing, all tenants will be paying charges for electricity consumed in their space, including heating and air conditioning, on an individually metered basis.

                 (e)      Street Rents.  The Street Rents are as follows:

         Unit Type          Number        Square Feet     Monthly Rent
         _____________    __________     ___________      $___________
         _____________    __________     ___________      $___________
         _____________    __________     ___________      $___________
         _____________    __________     ___________      $___________
         _____________    __________     ___________      $___________
         _____________    __________     ___________      $___________
             Total        __________     ___________      $___________

                 (f) Operating Statements. Attached at Exhibit I is the most recent monthly statement of income and expense in connection with the operation and





PURCHASE AND SALE AGREEMENT                                             PAGE 10
maintenance of the Property. Statements for the preceding fifteen (15) months shall be made available to Purchaser promptly upon request. Such statements are unaudited and were prepared on an accrual basis of accounting by an accountant employed by Seller. Seller agrees to make available to Purchaser or its representatives, at Seller's office (or to provide Purchaser with photocopies thereof upon request), all existing supporting documentation for such statements in Seller's possession or control.

                 (g) Financial Statements. At least thirty (30) days prior to Closing, Seller shall provide Purchaser with the then existing most current audited financial statements of the Property.

                 (h)      Compliance with Applicable Regulations.

                          (i)     To the best of Seller's knowledge, there
exist no commitments or agreements between Seller and any of the Agencies affecting the Property which have not been fully disclosed to Purchaser in writing.

                          (ii)    To Seller's knowledge, Seller has received no
notices and is unaware of any facts or conditions which, with notice or lapse of time, would constitute uncured violations at the Property of any applicable statute, ordinance or regulation, relating to the Property, its construction, zoning or any occupancy thereof, nor, to the best of Seller's knowledge, are there presently pending or threatened against Seller or against the Property any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to the best knowledge of Seller, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or actions.

                          (iii)   To the best of Seller's knowledge, the
Property and Seller are not currently subject to (A) any existing, pending or threatened investigation or inquiry by any governmental authority or (B) any remedial obligations, under any Applicable Environmental Laws; and Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, renovate, operate or use any portion of the Property by reason of any Applicable Environmental Laws.

                          (iv)    To the best of Seller's knowledge, no
Hazardous Materials are located on the Property. To the best of Seller's knowledge, the Property does not contain any underground tanks for the storage or disposal of Hazardous Materials. Further, to the best of Seller's knowledge, (A) the Property during Seller's ownership has not been used for the storage, manufacture or disposal of Hazardous Material, and (B) no written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from the Agencies has been issued to and received by Seller.





PURCHASE AND SALE AGREEMENT                                             PAGE 11

                          (v)     If, prior to Closing, (A) Seller has received
any written notices from any of the Agencies, or (B) any legal action has been instituted and served upon Seller relating to violations at the Property of zoning, building, fire, rental controls or Applicable Environmental Laws or (C) any written notice or advice from any current insurer of the Property or any part thereof, requesting any improvements alterations, additions, corrections or other work in, on or about the Improvements, whether related to the Property or to the activities of any occupant thereof is received by Seller, the parties shall agree in writing on an amount to be delivered to Title Insurer or such other party agreed upon by Seller and Purchaser in escrow for the cost of curing or eliminating any such items and the amount as so determined shall be withheld from the proceeds of sale and shall be paid over to Seller upon completion by Seller of such items. If the parties shall fail to agree on the cost of curing or eliminating said items prior to Closing, either party shall have the right to terminate this Agreement by giving written notice thereof to the other not later than the date of Closing and, in such event, Purchaser shall have the right to the return of the Earnest Money Deposit, and neither party shall have any future obligations to the other, except for Purchaser's surviving indemnity relating to inspections. The foregoing provision to the contrary notwithstanding, if the notice is received or the action served within fifteen (15) days of the Closing, Seller may elect, in its sole and absolute discretion, to extend the Closing for a period not to exceed thirty (30) days in order to attempt to cure or eliminate any such matter.

                 (i) Liens on Property. No action has been taken with respect to work performed or delivery of material which would give rise to a lien on the Property for which adequate provision for payment has not been made. At Closing, there will be no claim in favor of any person or entity which is or could become a lien on the Land, the Improvements, or the Included Personal Property, arising out of the furnishing of labor or materials to the Property for which adequate provision for payment has not been made; there will be no unpaid assessments against the Property, except for Property taxes assessed but not due and payable at the time of Closing; and there will be no claim in favor of any person or entity (including the present management) for any unpaid commissions or fees for leasing of the Property. In the event of any such claims at Closing, Seller, at its option and in lieu of the foregoing, either may (i) establish with the Title Insurer or Existing Lender an escrow of funds in an amount and upon conditions reasonably acceptable to Seller and Purchaser, or (ii) provide a bond in favor of Purchaser or Title Insurer or Existing Lender in such amounts, upon such conditions and for such purposes as may be satisfactory to Purchaser, Seller and Title Insurer or Existing Lender, in either case for the purpose of providing for such claims and/or inducing the Title Insurer to insure Purchaser's title to the Property free and clear of such claims.

                 (j) Insurance. To Seller's knowledge, the insurance policies listed and described at Exhibit J are presently in force, and all such policies or their equivalent will be maintained in force until Closing. Seller will not renew, amend, or reduce the coverage under, or cancel, any existing policy or procure any new policy without Purchaser's prior,





PURCHASE AND SALE AGREEMENT                                             PAGE 12
written consent, which shall not be unreasonably withheld or delayed. Purchaser, at Closing, shall obtain its own insurance coverage. Seller has received no written notices from any insurer of the Property or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the Improvements, whether related to the Property or to the operation of any occupant thereof, which have not been cured or satisfied.

                 (k) Pending or Threatened Litigation. There are no lawsuits or legal proceedings instituted and served upon Seller or, to the best of Seller's knowledge, threatened, regarding ownership, construction, use or possession of the Property or any portion thereof.

                 (l) Inspection of Plans and Specifications, Reports and Books and Records. The Property and the Plans and Specifications, all reports (including but not limited to soil tests and construction inspection reports), the books and records and all Tenant Leases and other documents related thereto regarding the construction, management and operation of the Property in Seller's possession or control shall be open to inspection by Purchaser or Purchaser's agents during regular business hours from and after the Effective Date, and Seller shall reasonably cooperate with Purchaser or its agents with respect to the inspection of the Plans and Specifications, all reports, the books and records, the Tenant Leases, the Property or the construction, management and operation thereof. Such cooperation shall not be deemed to include incurring any cost or expense.

                 (m)      Maintenance of Property Until Closing.

                          (i)     Until Closing, the Property will be managed,
operated and maintained, in the ordinary course of business and materially the same manner in which the Property is currently being managed, operated and maintained and Seller will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement. In addition, from and after the Effective Date, Seller agrees not to lease any unit in the Property for an amount less than $25.00 below Street Rents.

                          (ii)    All vacant rental units shall be in
"market-ready" rentable condition as of the date of Closing; provided, however, Seller and Purchaser acknowledge that rental units that are vacated within five
(5) business days prior to the date of Closing will be in varying conditions of make-ready for leasing, as is ordinary in Seller's course of business. As to any vacant units that are not in "market-ready" rentable condition as of the date of the Closing, Purchaser and Seller understand and agree that Purchaser shall be entitled to credit against the Purchase Price at Closing an amount equal to $500.00 per unit which Seller and Purchaser agree is the amount required to put in "market-ready" rentable condition any units that are not in such condition as of the date of the Closing. For purposes of this paragraph, the term "market-ready" shall mean units that are cleaned





PURCHASE AND SALE AGREEMENT                                             PAGE 13

(including carpets), painted, in good repair, with all appliances in good-working order. Purchaser shall have the right to reinspect the Property during the period commencing not earlier than five (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Property in accordance with the applicable provisions of this Agreement.

                 (n)      Service Contracts.

                          (i)     All Service Contracts are listed in Exhibit
K. Seller will not enter into any other service, operating or management contracts relative to the Property that cannot be canceled on thirty (30) days' notice, nor will Seller make, or agree to, prior to Closing, any material change or modification to the contracts set forth in Exhibit K without the prior, written consent of Purchaser which shall not be unreasonably withheld. The agreement concerning the management of the Property currently in effect set forth at Exhibit K shall be terminated effective on the date of Closing. After the expiration of the Feasibility Period, provided Purchaser has not terminated this Agreement and has delivered the Additional Earnest Money, Seller shall, upon written notice from Purchaser, send termination notices with respect to such cancelable Service Contracts specified by Purchaser.

                          (ii)    Seller has no employees in connection with
the Property. Any persons who work at the Property (other than pursuant to Service Contracts) are employees of the Seller's property manager pursuant to a property management agreement which shall be terminated at Closing. Seller agrees that benefits or compensation accrued prior to Closing, and due or claimed to be due either before or after Closing, to employees or former employees of the property manager shall constitute obligations of the property manager only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

                 (o) Restrictions on Additional Indebtedness. Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Land, the Improvements or any Included Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation, other than as presently existing or in the ordinary course of business.

                 (p) Closing Not Constituting Breach. To Seller's knowledge, the consummation of the transaction contemplated herein will not result in the breach of any provision in any lease or other agreement affecting the Property.

                 (q) Access to Property. To Seller's knowledge, Seller has received no written notices of the existence of any fact or condition which would result in the termination or restriction of the current access from the Property to any presently existing highways and roadways adjoining the Property or to any sewer or other utility serving the





PURCHASE AND SALE AGREEMENT                                             PAGE 14

Property.

                 (r)      Improvements and Amenities.

                          (i)     Description of Improvements and Amenities.  A
description of the improvements and amenities of each Property is more particularly set forth at Schedule V attached hereto and incorporated herein by reference for all purposes, which, to Seller's knowledge, is materially correct.

                          (ii)    Utilities.  To Seller's knowledge, utility
systems for the transmission of gas, telephone, electricity, storm and sanitary services, and water are available at the property lines of the Property.

                 (s) Seller's Nonforeign Status. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended; that is, Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as now existing or hereafter amended).

                 (t) Taxes and Assessments. All ad valorem taxes and personal property taxes which are due and payable, together with all special assessments for improvements to the Property have been paid in full.

                 (u) Exhibits. To Seller's knowledge, all exhibits attached hereto are true and correct in all material respects.

                 (v) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Paragraph 7 or elsewhere) (i) shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and Seller shall deliver to Purchaser, at Closing, an Affidavit to that effect, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Closing, Purchaser shall have the right to make a claim hereunder against Seller for a period of one (1) year after the date as of which such Affidavit was delivered to Purchaser. The foregoing provision and any other provision in this Agreement to the contrary notwithstanding, the failure of any warranty or representation of Seller to be true and correct due to events which arise between the date hereof and the Closing Date which is in the ordinary course of business or beyond the reasonable control of Seller shall not constitute a default or breach by Seller. Instead, such change of condition, if material, shall constitute a failure of condition precedent to Purchaser's obligations (a "Failure of Condition"). For purposes of this provision, "material" shall mean changes which in the aggregate adversely impact the Property by an amount greater than one percent (1%) of the Purchase Price. In the event





PURCHASE AND SALE AGREEMENT                                             PAGE 15
of a change of condition which is not material, Seller shall be obligated to cure such condition and shall be afforded a reasonable period of time to do so; or, Purchaser shall be given a credit against the Purchase Price for the amount necessary to cure the condition, as mutually agreed by the parties. In the event of a Failure of Condition, Seller shall have the right, but not the obligation, to remedy such change; and if Seller elects, in its sole discretion, to attempt to do so, it shall have a reasonable period of time, but in no event shall such period extend more than thirty (30) days subsequent to Closing. If Seller fails or refuses to cure such Failure of Condition, Seller shall reimburse Purchaser for Purchaser's reasonable out-of-pocket costs and expenses (including attorneys' fees and expenses) incurred by Purchaser in connection with this Agreement not to exceed in the aggregate one percent (1%) of the Purchase Price.

                 (w) Seller's Representatives. Seller represents and warrants that during the entire period of Seller's ownership of the Property, IBEX Capital Group ("ICG") has been the asset manager and that IBEX Management Company Inc. ("IMC") and its assignee, IBEX Management Partners ("IMP"), have been the property managers of the Property. Seller further warrants and represents that during the entire period of Seller's ownership of the Property, Jose F. Rosado has been the President and /or Chief Executive Officer of Seller, ICG, IMP, and IMC; and that during the entire period of asset and property management by ICG, IMP and IMC, Elmer Tague has been the Chief Financial Officer of those entities; and that since February, 1991, Deborah Bruckner has been a Vice-President of IMP and IMC and the individual primarily responsible for the day-to-day supervision of management of the Property.

         7A.     Covenants, Representations and Warranties of Purchaser.  As an
inducement to Seller to enter into and perform this Agreement, Purchaser makes the following covenants, representations and warranties which covenants, representations and warranties shall be true and correct in all material respects on the date hereof and on the Closing Date, and shall be a condition precedent to Seller's obligation to close the transaction contemplated herein:

                 (a) Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Maryland, and has all requisite power, authority and capacity to execute and enter into this Agreement; and the transactions contemplated herein by Purchaser have been duly authorized and approved by all requisite corporate actions, and this Agreement has been duly executed and delivered on behalf of Purchaser by its duly authorized officers and constitutes the legal, valid and binding obligations of Purchaser. Purchaser has no knowledge of any item or provision of this Agreement which is unenforceable.

                 (b)      No Conflict; Required Filings and Consents.

                          (i)     The execution and delivery of this Agreement
by Purchaser do





PURCHASE AND SALE AGREEMENT                                             PAGE 16
not and the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of any provision of Purchaser's Charter or Bylaws, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or (C) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, except in the case of (B) and (c) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a material adverse effect on Purchaser or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                          (ii)    No consent, approval, order or authorization
of, or registration, declaration or filing with, any governmental entity, is required with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (c) Litigation. There is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best of Purchaser's knowledge, threatened against Purchaser which would have a material adverse effect on Purchaser or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                 (d) Compliance with Laws. Purchaser has received no notice and Purchaser has no knowledge that Purchaser is not in compliance in all material respects with any applicable laws.

                 (e) Defaults. Purchaser has received no notice of material default and, to the best of Purchaser's knowledge, there is no threatened default or dispute of a material nature under the terms of any material agreement or contract to which Purchaser is a party.

                 (f) Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or any other debtor relief laws, contemplated by Purchaser or pending against Purchaser, or to the best of Purchaser's knowledge, threatened against Purchaser.

         8.      Closing and Conditions to Closing.

                 (a) The Closing Generally. The Closing shall occur at 10:00 a.m. on or before but no later than June 30, 1996; provided, however, at Seller's option, Closing may occur as early as May 31, 1996; provided, further, however, that in no event shall the





PURCHASE AND SALE AGREEMENT                                             PAGE 17

Closing occur prior to ten (10) days following the expiration of the Feasibility Period without Purchaser's prior written consent. In the event that Seller elects to exercise such option, Seller shall give written notice to Purchaser of such election not less than ten (10) days prior to the earlier Closing Date. The Closing will be held at the offices of the Title Insurer, or at such other time and place as to which the parties hereafter may agree upon in writing. At Closing, the Purchase Price shall be delivered to Seller in the manner provided at Paragraph 5, together with the documents to be delivered by Purchaser to Seller hereunder, and possession of, and title to, the Property shall be delivered and conveyed to Purchaser by Seller in the manner provided herein, together with all other documents to be delivered by Seller to Purchaser hereunder.

                 (b) Documents Delivered by Seller at Closing. With respect to the Property, at the Closing, Seller, at its sole cost and expense, shall deliver, or shall cause to be delivered, to Purchaser the documents described below:

                          (i)     Special Warranty Deed.  A special warranty
deed, duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to the Land and Improvements free and clear of all liens and encumbrances, except the Permitted Title Exceptions, in the form attached at Exhibit M.

                          (ii)    Bill of Sale and Assignment.  A bill of sale,
duly executed and acknowledged, with special warranties of title, subject only to the Permitted Title Exceptions, conveying to Purchaser (A) the Included Personal Property, (B) Seller's interest in and to all assignable Service Contracts which were not terminated as herein provided, together with copies of the originals of each of said contracts, if in Seller's possession, (C) all existing warranties, if any, on the Improvements, including, but not limited to, roofs, foundations, plumbing, heating, air conditioning, and electrical, if any, (D) Seller's right, title and interest, if any, in and to the name of the apartment complex set forth on Schedule III attached hereto and (E) Seller's right, title and interest, if any, in any and all licenses, permits, approvals and other intangible property or rights relating to the Property, together with appropriate endorsements or such other instruments as may be necessary to transfer title to Seller's interest in the Included Personal Property in the form attached at Exhibit M.

                          (iii)   Assignment of Tenant Leases.  A transfer and
assignment of the Tenant Leases, together with all rents, other income and deposits paid or payable thereunder, subject to the Permitted Title Exceptions in the form attached as Exhibit M, together with delivery of all Tenant Leases and information pertinent thereto.

                          (iv)    Affidavit of Seller.  An affidavit of Seller
in the form attached as Exhibit M, pursuant to Subparagraph 7(w) to the effect that the representations and warranties of Seller pursuant to Paragraph 7 continue to be true and correct in all material respects and that all of Seller's covenants (not otherwise waived by Purchaser) have been





PURCHASE AND SALE AGREEMENT                                             PAGE 18
performed as of the date of Closing.

                          (v)     Owner Policy.  Seller, at its sole cost and
expense, also shall deliver or cause to be delivered the Owner Policy.


                 (c) Conditions Precedent to Purchaser's Obligations. Purchaser shall not be obligated to consummate the transfer of title to the Property hereunder unless and until:

                          (i)     Closing Documents.  Seller has delivered (A)
to the Title Insurer the closing documents attached at Exhibit M and any other documents reasonably required by the Title Insurer in order to insure Purchaser's good and indefeasible fee simple title to the Property free and clear of all liens and encumbrances, except the Permitted Title Exceptions and
(B) to Purchaser all other instruments required by the terms of this Agreement.

                          (ii)    No Uncured Breach.  There has been no uncured
breach by Seller of any of the agreements, representations, warranties or covenants contained in Paragraph 7, except as may be otherwise expressly provided in this Agreement.

                          (iii)   Title Vested in Seller.  Good and
indefeasible title to the Property has been shown to be vested in Seller subject only to the Permitted Exceptions.

                          (iv)    Delivery of Plans and Specifications, Reports
and Books and Records. Seller shall have delivered to Purchaser the Plans and Specifications and all reports and books and records concerning the construction, management and operation of the Property through the date of Closing required to be delivered pursuant to this Agreement.

                          (v)     Occupancy.  Purchaser's obligations to
consummate the transactions contemplated by this Agreement shall be expressly conditioned upon the Property achieving as of the date which is thirty (30) days prior to the Closing Date a monthly gross rental, based on a certified rent roll, of $67,800. In the event that such occupancy level is not achieved for the Property, Purchaser shall have the right but not the obligation to terminate this Agreement and receive an immediate return of the Earnest Money, whereupon the parties shall have no further obligations one to the other.

                          (vi)    Intentionally Deleted.

                          (vii)   Waiver by Purchaser.  Purchaser, at any time
at or prior to Closing, may waive any one or more of the preceding requirements by written notice to Seller to that effect.





PURCHASE AND SALE AGREEMENT                                             PAGE 19

                 (d) Closing Costs. The premiums for the Owner Policy in accordance with paragraph 6(d), the recording costs for the special warranty deed described in Subparagraph 8(b)(i) hereof and the recording costs for any other of the Closing documents necessary to convey good and indefeasible fee simple title to the Property to Purchaser in accordance with this Agreement, except as otherwise provided herein, any and all prepayment penalties or premiums with respect to existing debts secured by the Property which will not constitute Permitted Exceptions and the costs of obtaining any Estoppel Letter shall be borne by Seller. The escrow fees, if any, charged by the Title Company shall be borne equally by Purchaser and Seller. Purchaser and Seller each shall pay their respective attorneys' fees and expenses. All other costs and expenses in connection with the transaction contemplated by this Agreement, unless otherwise expressly set forth herein to the contrary, shall be borne by Seller and Purchaser in the manner in which such costs and expenses customarily are allocated between the parties at closings of real property similar to the situs of the Property, respectively.

                 (e) Existing Lender Estoppel Letter. Prior to the expiration of the Feasibility Period, Seller, at its sole cost and expense, shall deliver or shall cause to be delivered, the Existing Lender Estoppel Letter in form and content substantially as set forth in Exhibit H attached hereto.

         8A.     Purchaser's Documents and Deliveries.  As a condition
precedent to Seller's obligations to close the transaction contemplated herein, at the Closing Purchaser shall deliver the items specified herein and the following documents and instruments duly executed and acknowledged, in recordable form, as appropriate:

                 (a) Cash Portion of Purchase Price. The cash portion of the Purchase Price in accordance with Paragraph 5(a) hereof.

                 (b)      Intentionally Deleted.

                 (c) Authority Documents. Incumbency certificates and corporate resolutions or other entity consents authorizing the consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of any closing documents required to be executed and delivered on behalf of Purchaser pursuant to this Agreement.

                 (d) Organizational Documents. Appropriate certificates evidencing that Purchaser and all other entities, if any, comprising Purchaser were legally formed and are currently in good standing and qualified to transact business in all applicable jurisdictions.

                 (e) Closing Statement. A Closing Statement in form and substance reasonably acceptable to Seller and Purchaser.





PURCHASE AND SALE AGREEMENT                                             PAGE 20

                 (f) Assignment of Leases. The acceptance and assumption contained in the Assignment of Leases, wherein Purchaser accepts and assumes the obligations of Landlord under the Tenant Leases including all obligations with respect to any security deposits.

                 (g)      Intentionally Deleted.

                 (h) Title Insurer Documents. Such documents as may be reasonably required by the Title Insurer to be executed and delivered by Purchaser, including without limitation, a Mechanic's Lien Affidavit and Indemnity, Tax Agreement and Utility Agreement.

                 (i)      Intentionally Deleted.

                 (j)      Intentionally Deleted.

                 (k) Receipts. Such documents as may be reasonably required by Seller pursuant to which Purchaser acknowledges receipt of such documents, items and property as may be delivered to and received by Purchaser at the Property, including books and records, contracts, plans and specifications, licenses and permits, keys, and the like.

                 (l) Purchaser Closing Certificate. A certificate (the "Purchaser Closing Certificate") in form and content reasonably satisfactory to Seller, duly executed by Purchaser, which Purchaser Closing Certificate shall certify, represent and warrant to Seller, as of the Closing Date, that each of the representations, warranties and covenants of Purchaser contained in this Agreement has been satisfied in all material respects and were true and correct in all material respects on the Effective Date and continue to be true and correct in all material respects as of the Closing Date (provided, should an event occurring during the pendency of this Agreement make any representations, warranties or covenants not true and correct in all material respects on the Closing Date, such noncompliance shall be indicated and described on the Purchaser Closing Certificate); provided, however, that in the event the Purchaser Closing Certificate provides that any of the representations, warranties or covenants are not true and correct in all material respects on the Closing Date, Seller shall have the right to terminate this Agreement, whereupon Title Insurer shall immediately deliver to Purchaser the Earnest Money Deposit (together with any and all accrued interest thereon), less all costs and expenses incurred by Seller in connection with this Agreement and the transaction contemplated herein not to exceed the amount of the Earnest Money Deposit, which shall be delivered to Seller, and no party hereto shall have any further obligations to the others except as otherwise expressly provided herein. The obligation of Seller to close the transaction contemplated by this Agreement is expressly conditioned upon the representations and warranties of Purchaser being true and correct in all material respects on the Closing Date and the





PURCHASE AND SALE AGREEMENT                                             PAGE 21
covenants of Purchaser being fully satisfied in all material respects on the Closing Date.

                 (m) Escrow Agreement. The agreement (the "Escrow Agreement") among Purchaser, Seller and Title Insurer (or other party agreed upon by Purchaser and Seller) governing the Occupancy Reserve, in accordance with paragraph 5(b) hereof, in form reasonably acceptable to all parties thereto.

                 (n) Tenant Notices. Written notices to all tenants under Tenant Leases as of the Closing Date notifying the tenants of the change of ownership of the Property and otherwise complying with applicable law.

                 (o) Other Documents. All other documents and instruments which Seller may reasonably request or to which Seller may be reasonably entitled under any of the other provisions of this Agreement.

         9.      Prorations and Adjustments.

                 (a) Items Prorated. All prorations and adjustments shall be made and determined as of the Proration Date as follows:

                          (i)     Rents.  Collected rents shall be prorated.
Seller shall not receive any proration credit for rents accrued and delinquent for months prior to the Proration Date, and all rentals received after such date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to institute a lawsuit to recover such amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller.

                          (ii)    Prepaid Rents and Security and Other
Deposits. Prepaid rents and security and other tenant deposits (including but not limited to pet deposits and key deposits), if any, under assigned leases shall be paid to Purchaser by Seller (or credited against the Purchase Price) at Closing. Purchaser shall assume full liability therefor and shall indemnify and hold Seller harmless with respect to all such deposits.

                          (iii)   Service Contracts.  Prepaid or unpaid amounts
under those Service Contracts listed in Exhibit K, which shall be assigned to and assumed by Purchaser at Closing shall be prorated. Notwithstanding the foregoing, Purchaser shall receive no credit or proration for initial payments and incentive compensation paid on long- term contracts including but not limited to laundry contracts and leases.





PURCHASE AND SALE AGREEMENT                                             PAGE 22

                          (iv)    Property Taxes.  Taxes assessed upon the
Property for calendar year 1996 shall be prorated based on the assumption that the actual taxes for the entire calendar year 1996 will be the same as calendar year 1995, which amount Seller and Purchaser agree is a reasonable estimate of 1996 taxes. Taxes prorated at Closing shall be reprorated between the parties promptly upon the receipt of the 1996 real estate tax bill and proper adjustments promptly paid.

                          (v)     Deposits With Mortgagees.  The amount of any
tax and insurance deposits made by Seller with any Existing Lender shall be paid to Seller and assigned to Purchaser at Closing.

                          (vi)    Utilities.  Utility charges shall not be
prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the date of Closing and to issue separate statements thereafter. If applicable, utility deposits will be credited to Seller and assigned to Purchaser at Closing. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be adjusted to the effect that Seller shall pay utility charges to the Proration Date and Purchaser shall pay utility charges thereafter.

                          (vii)   Other Adjustments.  Such other items as are
adjusted pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

                          (viii)  Delivery by Seller of Documents and Supplies.
Seller, at Closing, shall assign and deliver to Purchaser all original leases, deposits, supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications, if any, relating to the Property and all such other documents, books, records, and keys in Seller's possession which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply, if any, of printed leasing brochures, floor plans and other advertising literature with respect to the Property.

         10.     Material Damage.

                 (a) Procedure. If, prior to Closing, a Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, at Purchaser's option exercised in the manner provided hereunder, the following shall occur with respect to the Property:

                          (i)     This Agreement shall become null and void and
the Earnest Money Deposit shall be returned to Purchaser, provided that Purchaser gives notice of such election at or prior to Closing, but in any event within ten (10) days following receipt





PURCHASE AND SALE AGREEMENT                                             PAGE 23
by Purchaser of notice of the occurrence of any such event; or

                          (ii)    If all other conditions precedent to
Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the purchase price equal to the amount of the applicable insurance deductible, and concurrently with such closing, Seller, Existing Lender and any other named insured shall assign to Purchaser, in form reasonably satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

                          (iii)   If the parties shall fail to agree on the
amount of the cost of such restoration, such cost of restoration shall be determined by the following process: Seller and Purchaser together shall select three (3) reputable independent third party contractors to submit estimates for the cost of repair of the damage and shall accept the average of all of the estimates as the amount of the damage for purposes of this paragraph.

                 (b) Damage Other Than Material Damage. In the event of any damage to a Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the Property is uninsured, the cash portion of the Purchase Price shall be reduced by the cost to restore determined in the manner provided above.

         11. Condemnation. If, prior to Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding) that, if successful, would materially, adversely affect the value of the Property or materially interfere with the use thereof, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller prior to Closing and to a return of the Earnest Money Deposit. As used in this paragraph, the term "materially" shall mean condemnation proceeds in excess of an amount equal to two percent (2%) of the Purchase Price.

         12.     Brokerage and Consultants.

                 (a) Representation of Seller. Seller represents and warrants that, except for IBEX Capital Group and Inter Urban Management, Inc. (collectively, "Brokers"), it has neither employed, retained nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Seller further represents and





PURCHASE AND SALE AGREEMENT                                             PAGE 24
warrants that, except for amounts to be paid to Brokers under a separate commission agreement between Seller and Brokers, no amount shall be paid by Seller to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein.

                 (b) Representation of Purchaser. Purchaser represents and warrants that it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Purchaser further represents and warrants that no amount shall be paid by any Purchaser to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein.

                 (c) Advice as to Title. Purchaser acknowledges that, at the time of execution of this Agreement, Seller has advised Purchaser by this writing that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or should obtain a policy of title insurance.

         13.     Indemnification.

                 (a) Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and any other holder of record title to the Property pursuant to Paragraph 21, their officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all liability arising out of third party claims with respect to the ownership or operation of the Property prior to Closing, including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorneys' fees) incurred, resulting from or in any way arising out of any act or omission of Seller, its agents and employees, in respect of the operation of the Property prior to Closing, any injury to persons or damage to property happening or occurring in, on or about the Property. Seller further agrees, upon notice and request from Purchaser, to contest any such demand, claim, suit or action against which Seller has hereinabove agreed to indemnify and hold Purchaser harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Seller has hereinabove agreed to indemnify and hold Purchaser harmless and to bear all costs and expenses of such contest and defense, provided, however, that Seller shall have no obligation hereunder to indemnify or hold Purchaser harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by





PURCHASE AND SALE AGREEMENT                                             PAGE 25

Purchaser incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agent or employees, it being understood and agreed, however, that the employees engaged in the operation of the Property prior to Closing are and shall be construed to be, for purposes of this provision, the employees of Seller and the acts and omissions of said employees shall in no way be attributable to Purchaser for the purposes of this provision.

                 (b) Indemnification of Seller. Subject to Subparagraph 13(a), Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, harmless from and against any claim, liability, damage, penalty, loss, cost or expense (including court costs and reasonable attorneys' fees) incurred by Seller incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agents or employees, or arising out of, or in any way connected with, Purchaser's inspections of the Property pursuant to this Agreement and the operation of the Property from and after Closing and any injury to Persons or damage to property happening on the Property after Closing; and Purchaser further agrees, upon notice, and request from Seller, to contest any such demand, claim, suit, or action against which Purchaser has hereinabove agreed to indemnify and hold Seller harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Purchaser has hereinabove agreed to indemnify and hold the Seller harmless and to bear all costs and expenses of such contest and defense.

                 (c) Indemnification Procedure. To the extent of any claims against Seller or Purchaser predicated upon facts which could reasonably be interpreted as giving rise to potential liability of Seller or Purchaser under this Paragraph 13, the party against whom such claim is asserted shall promptly give notice thereof to the other party hereto. Thereupon, such other party shall have the option of retaining counsel of its choice to defend both it and the remaining party in respect of such claim and to control, in a manner reasonable in light of applicable circumstances, the course and ultimate disposition of such claim. In the event that a party to this Agreement shall elect to exercise the option provided in the preceding sentence, the party electing such option, by reason thereof, shall be deemed to have agreed to pay all reasonable costs and expenses of defending against such claim and any liability of the party against whom such claim was asserted on account thereof. Without regard to whether any party hereto shall exercise such option, Seller and Purchaser and their counsel shall consult with one another concerning such claim and with due regard to both the mutual and the independent interests of Seller and Purchaser therein. Any such claims must be asserted on or before the expiration of two (2) years following the Closing Date.

                 (d) No Environmental Indemnity. The scope of the indemnifications contained in this Paragraph 13 shall not include liability with respect to environmental claims against either party or the Property.





PURCHASE AND SALE AGREEMENT                                             PAGE 26

         14. Notice to Tenants. On the date of Closing or at any time thereafter, upon request by Purchaser, Seller agrees to give notice, said notice to be in compliance with local law and in form reasonably approved by Purchaser, to each of the tenants of space located on the Property that Seller has sold and conveyed the Property to Purchaser and that all future rental payments due under the terms of the Tenant Leases are to be paid as directed by Purchaser. On the date of Closing or at any time thereafter, upon request of Seller, Purchaser agrees to give notice to all tenants that their security deposit (if any) has been paid over to the Purchaser, and Purchaser has assumed the liability therefor.

         15.     Payments.

                 (a) General. All payments to be made under this Agreement shall be made by the wire transfer of immediately available funds pursuant to written wiring instructions from the parties and shall be deemed paid when written confirmation of receipt has been issued by the receiving bank and not before.

                 (b) Deposits to Account of Title Insurer. Unless and until the Title Insurer shall advise Purchaser and Seller to the contrary in writing, it is represented and acknowledged that deposits to the account of Title Insurer made hereunder by Seller and/or Purchaser shall be made as follows:

Account Owner:

Account Name:

Account Number:

Depository:



ABA Routing No.:

Telephone Advice:


         16.     Default and Remedies.

                 (a) Remedies of Seller. In the event that all conditions to Purchaser's obligation to close have been satisfied and Purchaser fails to close its purchase of the Property hereunder, the Earnest Money Deposit shall be paid to Seller and retained by it as liquidated damages as Seller's sole and exclusive remedy hereunder. The parties acknowledge that Seller's damages occasioned by Purchaser's default hereunder would





PURCHASE AND SALE AGREEMENT                                             PAGE 27
be difficult to ascertain, but agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller's damages.

                 (b) Remedies of Purchaser. In the event that all conditions to Seller's obligation to close have been satisfied and Seller fails to close the sale of the Property in accordance with its obligations under the terms and conditions specified hereunder, Purchaser, at its sole discretion, either may (i) specifically enforce this Agreement and the sale and purchase provided for herein according to its terms by suit filed within ninety (90) days, or (ii) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned in full to Purchaser.

                 (c) Rightful Termination by Purchaser. In the event that the conditions precedent to Purchaser's obligation to close are not satisfied and Purchaser terminates this Agreement pursuant to the terms hereof, the Earnest Money Deposit shall be returned in full to Purchaser as its sole remedy, and the parties shall have no further liability to one another, except as may otherwise be expressly provided hereunder.

                 (d) Attorneys' Fees. In the event of any arbitration or other legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding, or the nondismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs paid or incurred in good faith at the arbitration, pre-trial, trial and appellate levels, and in enforcing any award or judgment granted pursuant thereto. Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such award or judgment, including, without limitation, (a) postaward or postjudgment motions,
(b) contempt proceedings, (c) garnishment, levy, and debtor and third party examinations, (d) discovery and (e) bankruptcy litigation. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal, award or judgment.

         17. Notices. All notices and other communications hereunder shall be effective as to any party only if, concurrent with notice to such party, notice shall be given to such party's counsel. All notices shall be in writing and shall be deemed to have been duly given the date deposited with a commercial air courier service, telecopy or facsimile, or the United States Postal Service, the latter being registered or certified mail, return receipt requested, first class, postage prepaid, notice to be effective on the date of receipt, as follows:

Notice as to Seller:





PURCHASE AND SALE AGREEMENT                                             PAGE 28

                 IBEX Remington Corp.
                 c/o IBEX Capital Group
                 2333 Ponce de Leon Boulevard
                 Suite 650
                 Coral Gables, Florida 33134
                 Attention:  Jose F. Rosado
                 Phone:      305/447-8697
                 Fax:        305/445-1015

Notice to Seller's Counsel:

                 Guttman & Del Valle, P.A.
                 2333 Ponce de Leon Boulevard
                 Suite 650
                 Coral Gables, Florida 33134
                 Attention:  Richard Guttman, Esq.
                 Phone:      305/443-9740
                 Fax:        305/445-1015

Notice as to Purchaser:

                 Walden Residential Properties, Inc.
                 One Lincoln Center
                 5400 LBJ Freeway, Suite 400
                 Dallas, Texas  75240
                 Attention:  Mr. Marshall B. Edwards
                 Phone:      214/788-0510
                 Fax:        214/788-1550

Notice to Purchaser's Counsel:

                 Munsch Hardt Kopf Harr & Dinan
                 4000 Fountain Place
                 1445 Ross Avenue
                 Dallas, Texas  75202
                 Attention:  Robin K. Minick, Esq.
                 Phone:      214/855-7542
                 Fax:        214/855-7584

         18. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF TEXAS. THE INITIAL DRAFT OF THIS AGREEMENT WAS PREPARED BY PURCHASER ONLY AS A MATTER OF CONVENIENCE AND SHALL NOT BE





PURCHASE AND SALE AGREEMENT                                             PAGE 29

CONSTRUED FOR OR AGAINST EITHER PARTY ON THAT ACCOUNT.

         19. Binding Effect. This Agreement and the exhibits attached hereto shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and permitted assigns, if any.

         20. Entire Agreement. This Agreement and the exhibits attached hereto shall constitute the entire contract between the parties and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties regarding the subject matter of this Agreement. This Agreement may not be modified except by a writing, one or more counterparts of which is signed by all parties to this Agreement.

         21. Vesting of Title to Property. Seller and Purchaser agree that title to the Property will be conveyed at Closing to such other entity as Purchaser may direct by written notice to Seller not less than fifteen (15) days prior to Closing. Notwithstanding the foregoing right of Purchaser to designate a nominee to take title to the Property, this Agreement shall not be assignable by Purchaser.

         22. Waiver. Except as expressly provided in this Agreement, no inspection by Purchaser of the Property or of any item delivered by Seller to Purchaser as provided in this Agreement shall constitute a waiver of any representation, warranty or covenant made by Seller hereunder. The waiver by a party hereto of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other parties in strict accordance with such terms.

         23. Time of the Essence. The time for performance of the obligations of the parties hereunder is of the essence in this Agreement.

         24. Survival of Agreement. Except as set forth in Paragraph 7(w), the obligation of any parties to this Agreement, including any performance specified or anticipated to occur following the Closing, to that extent shall survive the Closing.

         25. Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.





PURCHASE AND SALE AGREEMENT                                             PAGE 30

         27.     General.

                 (a) Memorandum of Terms. Neither Seller nor Purchaser shall record or cause to be recorded in the public records, at any time prior to Closing this Agreement or any memorandum or other evidence hereof.

                 (b) Time for Performance of Certain Obligations. At either party's option, this Agreement shall be null and void unless one copy hereof, executed by Purchaser and Seller, together with the Initial Deposit, shall have been delivered to Title Insurer within three (3) business days following the date of execution hereof by Seller.

                 (c) Limited Liability of Purchaser's Officers. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

                 (d) Limited Liability of Seller's Officers. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Seller, and not individually, and neither the directors, officers or stockholders of Seller shall be bound or have any personal liability hereunder or thereunder. Purchaser shall look solely to the assets of Seller for satisfaction of any liability of the Seller in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Seller or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

                 (e) No Further Agreements. While this Agreement is in full force and effect, Seller shall not enter into any other agreement or Letter of Intent to sell the Property.





PURCHASE AND SALE AGREEMENT                                             PAGE 31

                 (f) Confidentiality. The parties hereto hereby agree that they will maintain the confidentiality of all information and materials provided to each other in connection herewith and the terms of the transaction contemplated hereby, the contents of this Agreement and related documents, if any, except that Purchaser may disclose material terms which are required to be disclosed by applicable securities laws or as required by any national securities exchange on which Purchaser's common stock may be listed and Purchaser may include a copy of this Agreement and in its filings with the Securities and Exchange Commission.

         28. Processing Services. Commencing with the Effective Date and ending with the termination or expiration of this Agreement as provided elsewhere herein, Purchaser shall cause Resident Profiles, Inc. ("RPI") to process lease applications for the Property based on standards no greater than those currently used by Seller or otherwise agreed to by Seller at a cost of $25.00 per application, payable monthly to RPI by the Seller which sums Seller hereby agrees to pay, regardless of whether the Closing occurs hereunder.

         29. DTPA Waiver. To the maximum extent possible under Texas law, Purchaser hereby waives and relinquishes all provision of the Texas Deceptive Trade Practices-Consumer Protection Act (Chapter 17, Subchapter E, of the Texas Business and Commerce Code) in connection with the sales transaction contemplated by this Agreement. In connection with such waiver, Purchaser represents and warrants to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in connection with the sale contemplated by this Agreement; and (c) Purchaser is knowledgeable and experienced in the purchase, development, operation and ownership of real property, and is fully able to evaluate the merits and risks of this transaction.

                            [PURCHASER TO CHECK ONE]

         [ ] Purchaser has assets in excess of $5,000,000.00 according to the most recent financial statement of Purchaser prepared in accordance with generally accepted accounting principles.

         [ ] Purchaser does not have assets in excess of $5,000,000.00 according to the most recent financial statement of Purchaser prepared in accordance with generally accepted accounting principles.

         30. Date of Performance. In the event the expiration date of any review period herein specified or the expiration date of any period of time in which a party hereto is to deliver any item to any other party hereto should be a legal holiday in the State of Texas or a Saturday or Sunday, such expiration date shall be extended to the next business day which is not a legal holiday in the State of Texas or a Saturday or Sunday,





PURCHASE AND SALE AGREEMENT                                             PAGE 32
and such next business day shall be considered such expiration date.

         31. Invalid Provisions. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, all of which other provisions shall remain in full force and effect.

         32. Inspections. Prior to the expiration of the Feasibility Period, Purchaser shall have received various reports, satisfactory to Purchaser in its sole discretion, of inspections of the Property (including without limitation structural, mechanical, environmental, cathodic and financial). On the Effective Date, Purchaser shall have received the items listed in Schedule I attached hereto. Seller shall make the Property and all reports, books and records and agreements in Seller's possession or control relating to the construction, management and operation of the Property available to the Purchaser and its agents as provided in Paragraph 7(o) hereof throughout the Feasibility Period. If the results of the inspections are unsatisfactory to Purchaser, or for any reason whatsoever, in its sole and absolute discretion, Purchaser, at its election, may terminate this Agreement by giving written notice to Seller at any time prior to 5:00 P.M., C.D.T., on or before the last day of the Feasibility Period, whereupon the Title Insurer immediately shall return the Earnest Money Deposit to Purchaser, this Agreement automatically shall terminate, and neither party shall have any further obligation to the other except the indemnities contained elsewhere herein. In the absence of such notice by such date, the inspections shall be deemed to have been approved by Purchaser and Purchaser shall deliver to the Title Insurer the Additional Earnest Money within three (3) business days of the expiration of the Feasibility Period. Except as expressly set forth herein, Seller has not made, does not hereby make, and hereby specifically disclaims any express or implied representations or warranties whatsoever with respect to the condition of the Property, including without limitation any representation or warranty regarding quality of construction, workmanship, merchantability or fitness for any particular purpose; and Purchaser acknowledges that Purchaser is entering into this Agreement without relying upon any such warranty or representation by Seller, its agents or representatives. Purchaser's failure to terminate this Agreement prior to the expiration of the Feasibility Period shall conclusively establish that Purchaser has fully examined and inspected the Property and is satisfied with the condition thereof.

         33. Ratification of Seller's Shareholders. As a condition precedent to Seller's obligations hereunder, Seller shall have received ratification of this Agreement by its shareholders on or before May 13, 1996. In the event that Seller is unable to timely obtain such consent, Seller shall have the right to terminate this Agreement, the Earnest Money Deposit shall be returned to Purchaser immediately and the parties shall have no further obligations one to the other except such indemnities as may be appropriate to extend beyond the date of termination.





PURCHASE AND SALE AGREEMENT                                             PAGE 33

         34. Notification of Non-Delivery. In the event that either party hereto shall become aware of the non- delivery of any item or document required to be delivered under this Agreement, a breach of a representation, warranty or covenant set forth herein, or other failure of condition, the party becoming aware of such event shall give prompt notice to the other party in accordance with Paragraph 17 hereof.





        [The remainder of this page has been intentionally left blank.]





PURCHASE AND SALE AGREEMENT                                             PAGE 34

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and in the year entered below, effective as above written.

                                        PURCHASER:

                                        WALDEN RESIDENTIAL PROPERTIES, INC.,
                                        a Maryland corporation

                                        By:
                                           -----------------------------------
                                            Marshall B. Edwards
                                            President

                                        Date Executed by Purchaser:
                                                                   -----------

                                        SELLER:

                                        IBEX REMINGTON CORP.

                                        By:
                                           -----------------------------------
                                            Name: Jose F. Rosado
                                            Title: President

                                        Date Executed by Seller:
                                                                --------------

         The undersigned, constituting the Title Insurer, hereby agrees to accept in escrow the moneys provided for in the above Agreement to be paid into escrow and to hold and apply the same as provided in said Agreement.

                                  SAFECO LAND TITLE OF DALLAS,
                                  in its separate capacity and
                                  as agent for Chicago Title Insurance Company

                                  By:
                                     -----------------------------------------
                                      Authorized Agent

                                  Date executed by Title Insurer:
                                                                 -------------






PURCHASE AND SALE AGREEMENT                                             PAGE 35

                                   SCHEDULE I

                             ITEMS TO BE DELIVERED

1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A list and a copy of all Service Contracts, all documents pertaining to any leased Personalty, and all warranties, guaranties and bonds relating to the Property, or any part thereof.

3. A complete, itemized and detailed inventory of the Personalty to be conveyed by Seller to Purchaser at the Closing.

4. A copy of (i) all income and expense statements for the Property, for the year to date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the three (3) most recent fiscal years, certified by Seller or audited (when available) as having been prepared in accordance with generally accepted accounting principles (except to the extent prepared on a cash basis), (ii) operating budgets for the Property for the current calendar year and the upcoming calendar year, and (iii) a capital expenditure budget for the Property for the current calendar year and the upcoming calendar year.

5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding three (3) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding three (3) years, and the results thereof.

6. A copy of (i) a tenant rent roll for the Improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, tenant incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the Improvements, and (iii) such other pertinent information regarding the tenant leases and rental units as is reasonably available to Seller, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

7. A copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and specifications, construction contracts (with all applicable change orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property.

8. A copy of the architect's certificate rendered at or after the completion of construction of the Improvements stating that the Improvements were constructed substantially in accordance with the plans and specifications delivered to Purchaser hereunder.

9. A copy of all reports made by engineers, architects or others, if any, relating to any structural problems or other defects with respect to any part of the Property; and verification that the Property and the Improvements comply fully with the Fair Housing Act, the Americans with Disabilities Act, and
Article 9102 of the Texas Department of Licensing and Regulation.

10. A copy of all certificates of occupancy for the Improvements, and a letter from the cities in which the Property is located dated no earlier than the Effective Date stating that the Property complies fully with all applicable zoning ordinances and the operation of the Improvements as an apartment complex is a permitted use under such ordinances, together with a copy of such ordinances.

11. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property required by law and issued by any governmental authority having jurisdiction over the Property or Seller.

12. A list of all employees currently employed in the operation of the Property, setting forth his/her name, address, telephone number, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

13. A schedule outlining, and invoices, contracts and/or work orders pertaining to, any (i) carpet replacement, window replacement, and appliance replacement over the past two (2) years relating to the Improvements, (ii) any other capital expenditures over the past two (2) years at the Property, showing the nature of the work, expense, date and unit or common area where the work was done, and (iii) regular maintenance and repair at the Property over the past twelve (12) months.

14. A copy of the standard form of tenant lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, current marketing/leasing plans and business plans for the Property, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and a profile of existing tenant base, including data on age, income, sex, household structure, occupation, etc., to the extent such information is available to Seller.

15. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered tenant utility bills; and a letter from each of the utility providers stating that the utilities are available to the Property.

16. A summary of any approvals, requirements or prerequisites (if any) imposed by any current lender having a security interest in the Property (or any portion thereof) as a condition to the execution of this Agreement by Seller or as a condition to the Closing as contemplated by this Agreement.

17. Copies of and/or access throughout the Feasibility Period to all resident files.

18. Copies of any pertinent litigation of safety related issues with respect to the Property.

19. Such other books, records, leasing files, contracts, agreements and information relating to the Property that is in Seller's possession or are readily available to Seller.

The chart(s) immediately following this Schedule I reflects the availability and delivery, if any, of the items set forth in this Schedule I.

                                  SCHEDULE II

                                    SURVEYOR

                                  SCHEDULE III

                             Intentionally Deleted

                                  SCHEDULE IV

                             EXISTING INDEBTEDNESS

                                [TO BE PROVIDED]

                                   SCHEDULE V

                   DESCRIPTION OF IMPROVEMENTS AND AMENITIES



____ dwelling units located in ________ buildings, consisting of _______ one-bedroom, _________ two-bedroom and ________ three-bedroom units, a clubhouse, laundry facilities, ________ swimming pool(s), ___________ tennis court(s) and ____________________________________.

                                  SCHEDULE VI

                                POTENTIAL RENTS

                                   Gross                     Potential           Potential
Property                           Potential Rent            Rent 80%            Rent 90%
- --------                           --------------            ---------           ---------
COSTA DEL SOL                         130,160                 104,128            117,144
VILLAS OF ST. MORITZ                  101,440                  81,128             91,296
SUMMER OAKS                           119,558                  95,645            107,600
REMINGTON                              84,750                  87,800             76,275
TRAILS OF MARY MONT                   212,890                 170,312            191,601
- -------------------                   -------                 -------            -------
         TOTAL                        648,796                 519,037            583,916

                                   EXHIBIT A

                           LEGAL DESCRIPTIONS OF LAND

                                [TO BE PROVIDED]

                                   EXHIBIT B

                                    SURVEYS

                                [TO BE PROVIDED]

                                   EXHIBIT C

                             SURVEYOR'S CERTIFICATE

                                [TO BE PROVIDED]

                                   EXHIBIT D

                             Intentionally Deleted

                                   EXHIBIT E

                           INCLUDED PERSONAL PROPERTY

                                [TO BE PROVIDED]

                                   EXHIBIT F

                           EXCLUDED PERSONAL PROPERTY

                                [TO BE PROVIDED]

                                   EXHIBIT G

                                   RENT ROLL

                                [TO BE PROVIDED]

                                   EXHIBIT H

                             Intentionally Deleted

                                   EXHIBIT I

                        STATEMENTS OF INCOME AND EXPENSE

                                [TO BE PROVIDED]

                                   EXHIBIT J

                             SCHEDULE OF INSURANCE

                                [TO BE PROVIDED]

                                   EXHIBIT K

                         SCHEDULE OF SERVICE CONTRACTS

                                [TO BE PROVIDED]

                                   EXHIBIT L

                             Intentionally Deleted

                                   EXHIBIT M

                               CLOSING DOCUMENTS

                                [TO BE PROVIDED]

                                   EXHIBIT N

                             STANDARD TENANT LEASE

                                [TO BE PROVIDED]